Exhibit 99.1

Patriot Bank Names New President & CEO

STAMFORD, Conn., July 13, 2020 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. (“Patriot,” “Bancorp” or the “Company”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced that Robert G. Russell, Jr. has been named President and CEO of both the Bank and its parent company, Patriot.

Mr. Russell joins Patriot from Millington Bank of Morris and Somerset Counties of New Jersey, where he served as Executive Vice President and Chief Operating Officer. Mr. Russell has more than 30 years of community banking experience. Previously, he served as President and Chief Executive Officer of NJM Bank, and before that, as its Chief Financial and Investment Officer. Mr. Russell has led both institutions to achieve significant growth and increases in profitability.

Michael Carrazza, Chairman of Patriot said, “We’re pleased to welcome Robert Russell to lead the Patriot team. Mr. Russell has a strong community banking track record that overlaps with the leadership Patriot needs to continue its growth and unlock the intrinsic value of Patriot’s banking franchise. His skillset and the community banking experience he brings will allow us to continue building our franchise and enhance the banking services and experiences for our clients.”

In June Patriot reported that the institution’s total assets, as of the first quarter 2020, increased 2% to $999.6 million, its net loan portfolio increased to $808 million, deposits grew a strong 4.4 percent, or $33.7 million, to $803.2 million, and net interest income was up 1.9%. Previous investments in technology to support online and mobile banking, as well as Patriot’s network of Live Banker ATM’s with video tellers, have served its customers seamlessly during the current pandemic.

“I am excited to be joining the Patriot Bank team, having watched its consistent growth and performance over recent years and its current positioning in asset classes and technology,” said Mr. Russell. “Patriot has cultivated very strong ties to the communities that it serves, with assets, loans and deposits all growing 25% or better over the last three years. The institution has invested significantly to build new platforms in customer-focused technologies, deposit gathering strategies and SBA lending. It’s a great opportunity to leverage these investments and lead Patriot to its next level.”

Patriot Bank is headquartered in Stamford and operates 9 branch locations: in Scarsdale, NY; and Darien, Fairfield, Greenwich, Milford, Norwalk, Orange, Stamford, Westport, Ct. with Express Banking locations at Bridgeport/Housatonic Community College, downtown New Haven and Trumbull at Westfield Mall. The Bank also maintains SBA lending offices in Jacksonville, and Stamford, along with a Rhode Island operations center.

About the Company

Founded in 1994, and now celebrating its 26th year, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT. Patriot operates with full-service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small business owners. Patriot places great value in the integrity of its people and how it conducts business. An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

Forward Looking Statements

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.